                                                                    EXHIBIT 99.1



                       EXECUTIVE APPOINTMENTS ANNOUNCED BY

                  NATIONAL PARTNERSHIP INVESTMENTS CORPORATION



                       BEVERLY HILLS, CA -- APRIL 24, 2002


The appointment of Peter Kompaniez as president of National Partnership Investments Corp. ("NAPICO") was announced today by Charles H. Boxenbaum, Chairman and Chief Executive Officer. Mr. Kompaniez will continue to serve as President of Apartment Investment and Management Company ("AIMCO"), a Denver based real estate investment trust. AIMCO, through it subsidiaries, operates 1,935 properties, including 335,509 apartment units, serving over a million residents. Mr. Kompaniez replaces former president Bruce Nelson who recently announced his resignation in order to pursue other interests. In March of this year, AIMCO acquired NAPICO's parent company and obtained control of over 400 NAPICO controlled properties. NAPICO is one of the nation's leading sponsors of affordable housing, with over 66,000 housing units sponsored. NAPICO is one of the largest and most successful tax credit syndicators in the country.

In a related announcement, Michael Hornbrook, Executive Vice-President of NAPICO, was named to the additional post of chief operating officer. Mr. Hornbrook, will assume day to day operational responsibility for NAPICO. Mr. Hornbrook is an experienced real estate attorney with over 22 years in the real estate industry and over 10 years in the affordable housing industry.

Charles Boxenbaum continues as the Chief Executive Officer of NAPICO. Mr. Boxenbaum has over 35 years of experience in the affordable housing and continues to be actively involved in the management of NAPICO.

Michael Martinez, who recently joined NAPICO continues as Senior Vice President responsible for the Asset Management Department. The Asset Management Department is responsible for the management of over 450 partnerships and properties and will continue to perform those functions for NAPICO. Prior to joining NAPICO, Mr. Martinez was responsible for asset management at Lehman Housing Capital.

With the support and expertise resulting from the combination of AIMCO and NAPICO, NAPICO will continue to be an industry leader in the affordable housing industry.